UNITED STATES             |       OMB APPROVAL        |
          SECURITIES AND EXCHANGE COMMISSION  |___________________________|
                Washington, D.C. 20549        |OMB Number:       3235-0167|
                                              |Expires:  November 30, 1995|
                                              |Estimated average burden   |
                       FORM 15                |hours per response ... 1.50|
                                              |___________________________|

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
   SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
   SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number

                          GIDDINGS & LEWIS, INC.
  _______________________________________________________________________
          (Exact name of registrant as specified in its charter)

       142 Doty Street, Fond du Lac, Wisconsin 54935 (414) 921-9400
  _______________________________________________________________________
  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                       Common Stock, $.10 par value
  _______________________________________________________________________
         (Title of each class of securities covered by this Form)

  _______________________________________________________________________
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    (x)           Rule 12h-3(b)(1)(i)    ( )
     Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
     Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
     Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                          Rule 15d-6             ( )

      Approximate number of holders of record as of the certification or notice date: One

      Pursuant to the requirements of the Securities Exchange Act of 1934 Giddings & Lewis, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  September 30, 1997              By:  /s/ Douglas E. Barnett
                                            Name:  Douglas E. Barnett
                                            Title:  Vice President and
                                                      Corporate Controller

    Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.